UNITED STATES                                       0MB APPROVAL
SECURITIES AND EXCHANGE COMMISSION       0MB Number:    3235-0l45
 Washington, D. C. 20549               Expires:  October 31, 1994
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                                      hours per response....14.90







                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                      (Amendment No.  7  )




                          Winn-Dixie Stores, Inc.
                           (Name of Issuer)

                             COMMON STOCK
                   (Title of Class of Securities)


                              974280  10 9
                             (CUSIP Number)


Check the following box if a fee is being paid with this
statement [  ].    (A fee is not required only if the filing
person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item I; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.   NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          A. Darius Davis - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ X ]
                                             (b) [   ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                165,834
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 21,736,809
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   165,834
WITH
               8.   SHARED DISPOSITIVE POWER
                         21,736,809

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               21,902,643

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               29.4%

12.  TYPE OF REPORTING PERSON*

               IN

Item 1.
     (a)  Name of Issuer WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing          A. Darius Davis
     (b)  Address of Principal Business Office or, if none,
          Residence:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)  Citizenship         Florida - United States
     (d)  Title of Class of Securities       COMMON STOCK
     (e)  CUSIP Number        974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d) ___Investment Company registered under Section 8 of the Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)   X Group, in accordance with S240.13d-1(b)ii)(G)
          (Note: See Item 7)  - See Exhibit 1

Item 4. Ownership

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-l(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned          21,902,643
     (b)  Percent of Class                   29.4%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             165,834
          (ii) shared power to vote or to direct the vote
               21,736,809

          (iii)sole power to dispose or to direct the
               disposition of               165,834
          (iv) shared power to dispose or to direct the
               disposition of                21,736,809

Instructions: For computations regarding securities which represent a right to acquire an underlying Security see Rule l3d-
3(d)(l).

Item 5 Ownership of Five Percent or Less of a Class
     If this statement Is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (box).

Instructions: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     If a parent holding company has filed this schedule, pursuant to Rule l3d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule l3d-l(c), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the
Group.
     If a group has filed this schedule pursuant to Rule 13d-l(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c), attach an exhibit stating the identity of each member of the group. See Exhibit 1.

Item 9. Notice of Dissolution of Group
     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification
     The following certification shall be included if the statement is filed pursuant to Rule 13d-l(b):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 9, 1995
                                             Date

                         /s/        H. Jay Skelton
                                   Signature

                         A. Darius Davis, Director
                         By: H. Jay Skelton. Attorney-in-Fact

                                   Name/Title

1.   NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          D.D.I., Inc. - TI# 59-2448386

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ X ]
                                             (b) [   ]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                20,393,666
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 100,246
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   20,393,666
WITH
               8.   SHARED DISPOSITIVE POWER
                         100,246

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               20,493,912

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               27.5%

12.  TYPE OF REPORTING PERSON*

               CO

Item 1.
     (a)  Name of Issuer WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing         D.D.I, Inc.
     (b)  Address of Principal Business Office or, if none,
          Residence:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)  Citizenship         Florida - United States
     (d)  Title of Class of Securities       COMMON STOCK
     (e)  CUSIP Number        974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d) ___Investment Company registered under Section 8 of the Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)   X Group, in accordance with S240.13d-1(b)ii)(G)
          (Note: See Item 7)  - See Exhibit 1

Item 4. Ownership

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-l(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned          20,493,912
     (b)  Percent of Class                   27.5%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             20,393,666
          (ii) shared power to vote or to direct the vote
               100,246

          (iii)sole power to dispose or to direct the
               disposition of               100,246
          (iv) shared power to dispose or to direct the
               disposition of                20,393,666

Instructions: For computations regarding securities which represent a right to acquire an underlying Security see Rule l3d-
3(d)(l).

Item 5 Ownership of Five Percent or Less of a Class
     If this statement Is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (box).

Instructions: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     If a parent holding company has filed this schedule, pursuant to Rule l3d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule l3d-l(c), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the
Group.
     If a group has filed this schedule pursuant to Rule 13d-l(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c), attach an exhibit stating the identity of each member of the group. See Exhibit 1.

Item 9. Notice of Dissolution of Group
     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification
     The following certification shall be included if the statement is filed pursuant to Rule 13d-l(b):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 9, 1995
                                             Date
                         D.D.I., Inc.
                         By /s/        H. Jay Skelton
                                   Signature

                         H. Jay Skelton, President
                                   Name/Title

1.   NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          T. Wayne Davis - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ X ]
                                             (b) [   ]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                352,689
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 21,289,871
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   352,689
WITH
               8.   SHARED DISPOSITIVE POWER
                         21,289,871

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               21,642,560

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               29.0%

12.  TYPE OF REPORTING PERSON*

               IN

Item 1.
     (a)  Name of Issuer WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing          T. Wayne Davis
     (b)  Address of Principal Business Office or, if none,
          Residence:
          1910 San Marco Blvd., Jacksonville, FL 32207
     (c)  Citizenship         Florida - United States
     (d)  Title of Class of Securities       COMMON STOCK
     (e)  CUSIP Number        974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d)  ___Investment Company registered under Section 8 of the

          Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)   X Group, in accordance with S240.13d-1(b)ii)(G)
          (Note: See Item 7)  - See Exhibit 1

Item 4. Ownership

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-l(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned          21,642,560
     (b)  Percent of Class                   29.0%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             352,689
          (ii) shared power to vote or to direct the vote
               21,289,871

          (iii)sole power to dispose or to direct the
               disposition of               352,689
          (iv) shared power to dispose or to direct the
               disposition of                21,289,871

Instructions: For computations regarding securities which represent a right to acquire an underlying Security see Rule l3d-
3(d)(l).

Item 5 Ownership of Five Percent or Less of a Class
     If this statement Is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (box).

Instructions: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company
     If a parent holding company has filed this schedule,

pursuant to Rule l3d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule l3d-l(c), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the
Group.
     If a group has filed this schedule pursuant to Rule 13d-l(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c), attach an exhibit stating the identity of each member of the group. See Exhibit 1.

Item 9. Notice of Dissolution of Group
     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification
     The following certification shall be included if the statement is filed pursuant to Rule 13d-l(b):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 9, 1995
                                             Date

                         /s/        H. Jay Skelton
                                   Signature

                         T. Wayne Davis, Director
                         By: H. Jay Skelton. Attorney-in-Fact
                                   Name/Title

1.   NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          A. Dano Davis - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ X ]
                                             (b) [   ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                2,706,017
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 22,698,257
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   2,706,017
WITH
               8.   SHARED DISPOSITIVE POWER
                         22,698,257

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               25,404,274

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               34.1%

12.  TYPE OF REPORTING PERSON*

               IN

Item 1.
     (a)  Name of Issuer WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing          A. Dano Davis
     (b)  Address of Principal Business Office or, if none,
          Residence:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)  Citizenship         Florida - United States
     (d)  Title of Class of Securities       COMMON STOCK
     (e)  CUSIP Number        974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d) ___Investment Company registered under Section 8 of the Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g)  ___Parent Holding Company, in accordance with S240.13d-

          l(b)(ii)(G) (Note: See Item 7)
     (h)   X Group, in accordance with S240.13d-1(b)ii)(G)
          (Note: See Item 7)  - See Exhibit 1

Item 4. Ownership

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-l(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned          25,404,274
     (b)  Percent of Class                   34.1%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             2,706,017
          (ii) shared power to vote or to direct the vote
                                             22,698,257

          (iii)sole power to dispose or to direct the
               disposition of                2,706,017
          (iv) shared power to dispose or to direct the
               disposition of                22,698,257

Instructions: For computations regarding securities which represent a right to acquire an underlying Security see Rule l3d-
3(d)(l).

Item 5 Ownership of Five Percent or Less of a Class
     If this statement Is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (box).

Instructions: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     If a parent holding company has filed this schedule, pursuant to Rule l3d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule l3d-l(c), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the
Group.

     If a group has filed this schedule pursuant to Rule 13d-l(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c), attach an exhibit stating the identity of each member of the group. See Exhibit 1.

Item 9. Notice of Dissolution of Group
     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification
     The following certification shall be included if the statement is filed pursuant to Rule 13d-l(b):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 9, 1995
                                             Date

                         /s/        H. Jay Skelton
                                   Signature

                         A. Dano Davis, Director
                         By: H. Jay Skelton. Attorney-in-Fact
                                   Name/Title

1.   NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert D. Davis - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ X ]
                                             (b) [   ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                215,490
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER

OWNED BY                 22,924,419
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   215,490
WITH
               8.   SHARED DISPOSITIVE POWER
                         22,924,419

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               23,139,909

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               31.0%

12.  TYPE OF REPORTING PERSON*

               IN

Item 1.
     (a)  Name of Issuer WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing          Robert D. Davis
     (b)  Address of Principal Business Office or, if none,
          Residence:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)  Citizenship         Florida - United States
     (d)  Title of Class of Securities       COMMON STOCK
     (e)  CUSIP Number        974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d) ___Investment Company registered under Section 8 of the Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)   X Group, in accordance with S240.13d-1(b)ii)(G)
          (Note: See Item 7)  - See Exhibit 1

Item 4. Ownership

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-l(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned          23,139,909
     (b)  Percent of Class                   31.0%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             215,490
          (ii) shared power to vote or to direct the vote
                                             22,924,419

          (iii)sole power to dispose or to direct the
               disposition of               215,490
          (iv) shared power to dispose or to direct the
               disposition of                22,924,419

Instructions: For computations regarding securities which represent a right to acquire an underlying Security see Rule l3d-
3(d)(l).

Item 5 Ownership of Five Percent or Less of a Class
     If this statement Is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (box).

Instructions: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     If a parent holding company has filed this schedule, pursuant to Rule l3d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule l3d-l(c), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the
Group.
     If a group has filed this schedule pursuant to Rule 13d-l(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c), attach an exhibit stating the identity of each member of the group. See Exhibit 1.

Item 9. Notice of Dissolution of Group
     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification
     The following certification shall be included if the statement is filed pursuant to Rule 13d-l(b):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 9, 1995
                                             Date

                         /s/        H. Jay Skelton
                                   Signature

                         Robert D. Davis, Director
                         By: H. Jay Skelton. Attorney-in-Fact
                                   Name/Title

1.   NAME OF REPORTING PERSON
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles P. Stephens - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a) [ X ]
                                             (b) [   ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Georgia - United States

               5.   SOLE VOTING POWER
NUMBER OF                114,171
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 21,162,582
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   114,171
WITH
               8.   SHARED DISPOSITIVE POWER
                         21,162,582

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               21,276,753

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               28.5%

12.  TYPE OF REPORTING PERSON*

               IN

Item 1.
     (a)  Name of Issuer WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing          Charles P. Stephens
     (b)  Address of Principal Business Office or, if none,
          Residence:
          P. O. Box 2100, Peachtree City, GA 30269
     (c)  Citizenship         Georgia - United States
     (d)  Title of Class of Securities       COMMON STOCK
     (e)  CUSIP Number        974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d) ___Investment Company registered under Section 8 of the Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)   X Group, in accordance with S240.13d-1(b)ii)(G)
          (Note: See Item 7)  - See Exhibit 1

Item 4. Ownership

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-l(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned          21,276,753
     (b)  Percent of Class                   28.5%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote

                                             114,171
          (ii) shared power to vote or to direct the vote
                                             21,162,582

          (iii)sole power to dispose or to direct the
               disposition of               114,171
          (iv) shared power to dispose or to direct the
               disposition of                21,162,582

Instructions: For computations regarding securities which represent a right to acquire an underlying Security see Rule l3d-
3(d)(l).

Item 5 Ownership of Five Percent or Less of a Class
     If this statement Is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (box).

Instructions: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of the employee benefit plan, pension fund or endowment fund is not required.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     If a parent holding company has filed this schedule, pursuant to Rule l3d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule l3d-l(c), attach an exhibit stating the identification of the relevant subsidiary.

Item 8. Identification and Classification of Members of the
Group.
     If a group has filed this schedule pursuant to Rule 13d-l(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c), attach an exhibit stating the identity of each member of the group. See Exhibit 1.

Item 9. Notice of Dissolution of Group
     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10. Certification
     The following certification shall be included if the

statement is filed pursuant to Rule 13d-l(b):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 9, 1995
                                             Date

                         /s/        H. Jay Skelton
                                   Signature

                         Charles P. Stephens, Director
                         By: H. Jay Skelton. Attorney-in-Fact
                                   Name/Title

                                                          DECEMBER 31, 1994

                                              OWNERS OF 5% OR MORE OF OUTSTANDING SHARES                                EXHIBIT I
                                                  SOLE VOTING AND DISPOSITIVE POWER
                                                                                                   Other          Shared Voting
                                                                                                   Family              and
                                       A.        T.        A.      ROBERT CHARLES               Members      Dispositive Power
                            Total    DARIUS    WAYNE      DANO       D.     P.         DDI,     Owning     ----------------------
                           No. of     DAVIS    DAVIS     DAVIS     DAVIS  TEPHENS      INC.     Less than  Other Than
         OWNER             Shares    <"ADD">  <"TWD">   <"DANO">  <"RDD"> <"CPS">     <"DDI">   5%            DDI         DDI (*)
         _____        ____________  ______________________________________________________________________________________________
D. D. I., INC.        20,393,666 (A)                                                20,393,666                        20,393,666
ESTUARY CORPORATION    1,966,666 (B)                   1,966,666
ADD INV. & CATTLE CO.  1,020,666 (C)                                                                       1,020,666
ADFAM PARTNERS, LTD.     198,805 (D)                                                                         198,805
AMERICAN HERITAGE LIFE   100,246 (E)                                                                         100,246
SPANISH GRANT ESTATES     20,000 (F)                      20,000
ADD TRUST                 98,620 (G)  98,620
ADD - WD CHARITIES        23,126 (H)                                                                          23,126
ADD - WD CHARITIES, RI       300                                                                                 300
ADD'S SON                 74,076                                                                   74,076
ADD'S WIFE                67,214      67,214
RDD FAMILY AND TRUSTS    215,490 (I)                              215,490
RDD GRANDCHILDREN'S TR     1,780 (J)                                                                1,780
JED FAMILY               148,305 (K)                                                              148,305
JED - WD CHARITIES        26,786 (H)                                                                          26,786
DANO'S MOTHER'S TRUST    559,536 (L)                                                              559,536
DANO DAVIS, INDIV.         4,622                           4,622
DANO TRUST               442,325 (M)                     442,325
DANO TRUST RI              1,500                           1,500
DANO FAMILY              189,743 (N)                      27,217                                             162,526
DANO TRUSTEE - JED FAM   672,507 (O)                     243,687                                             428,820
DANO TRUSTEE - MAD FAM   917,543 (P)                                                                         917,543
M.S. VARNEDOE AGENCY      17,776 (Q)                                                               17,776
VDP - WD CHARITIES       667,178 (H)                                                                         667,178
VDP - WD CHARITIES, RI     1,492                                                                               1,492
MAD TRUST FOR WIDOW      518,940 (R)                                                                         518,940
MAD'S WIDOW'S TRUST      385,995 (S)                                                              385,995
MAD'S DAUGHTER'S TRS     132,356 (T)                                                              132,356
MAD FAMILY               262,455 (U)                                                              262,455
CPS FAMILY               114,171 (V)                                       114,171
TWD INDIV. & REV. TR     114,826 (W)          114,826
TWD FAMILY               376,977 (X)          236,550                                              25,138    115,289
OTHER FAM MEMBS OF TWD   911,522 (Y)                                                              911,522
TWD - WD CHARITIES        12,000                                                                              12,000
TWD-WD CHARITIES-PS TR       500                  500
TWD, DDI PS PLAN             613                  613
TWD, KEOGH PLAN              200                  200
                      ------------  ----------------------------------------------------------------------------------------------
                      30,660,523     165,834  352,689  2,706,017  215,490  114,171  20,393,666  2,518,939  4,193,717  20,393,666
                      ============  ==============================================================================================
   Percent of Class       41.10%       0.22%    0.47%      3.63%    0.29%    0.15%      27.34%      3.38%      5.62%      27.34%

(*)  Not included in totals.

(A)  The voting and dispositive power of D.D.I., Inc. is as follows:

           Voting and Dispositive Power       Percentage
           RDD - includes (A)(1)                 10.88%
           TWD - includes (A)(2)                 22.85%
           DANO- includes (A)(3)                 32.99%
           ADFAM Partners, Ltd.- (D)             18.86%

           Aggregate holdings of all other
           members of the Davis Family, none
           of whom have voting and dispositive
           power of 5.00% or more of the
           outstanding shares of DDI.            14.42%

     (1) Includes DDI shares held by trusts for the benefit of RDD's children of which RDD, son of ADD and cousin of TWD and DANO, is sole trustee. Also includes DDI shares held by trusts of which RDD and CPS' wife are co-trustees and family members of M. Austin Davis <"MAD">, deceased brother of ADD, are beneficiaries. RDD disclaims any beneficial interest in DDI shares which aggregate 7.49% held by trusts for the benefit of his daughters or MAD's family members.

     (2) Includes DDI shares held by TWD as custodian for his daughter, TWD's wife and trusts of which TWD is sole or co-trustee and he, his mother, his sisters and other family members are beneficiaries. TWD disclaims beneficial interst in DDI shares which aggregate 18.75% and which are held by TWD as custodian, his wife or trusts for the benefit of his children, mother, sisters or sisters' children.

     (3) Includes the DDI shares held by Estuary corporation (see note (B)). Also includes DDI shares held by DANO's wife and trusts for the benefit of DANO, his mother, his children, his sister, his sister's children, his mother-in-law and father-in-law, MAD's children and MAD's grandchildren, of which DANO is sole or co-trustee. DANO disclaims beneficial interest in shares held directly or indirectly by trusts for the benefit of his sister, his sister's children, MAD's children or MAD's grandchildren which aggregate 13.24% of DDI's shares.

(B) Corporation owned by DANO's wife and trusts for the benefit of DANO, his mother, his children, his sister or his sister's children. As to the Shares held by Estuary corporation, DANO has sole voting and dispositive power.

(C)  Corporation owned 100% by ADFAM (see note (D)).

(D) Limited partnership of which ADD Trust, a revocable trust of which ADD is sole trustee and beneficiary, is a 1% general and 89.01% limited partner. RODA Trust, a revocable trust of which RDD is sole trustee and beneficiary, is a 3.99% limited partner and a corporation of which RODA Trust is a 50% shareholder is a 1% general partner.


(E) American Heritage Life Investment Corporation, <"AHL">, which holds 240,000 shares of Winn-Dixie Stores,Inc. common stock, is 41.77% owned by Davis entities of which ownership percentage, DDI, Estuary Corporation and ADFAM account for 30.23%, 8.73% and .17%, respectively. Of the remaining 2.64%, which is held by various trusts, individuals and entities for the benefit of family members, DANO, RDD and TWD have sole or shared voting power for 1.30%, .24% and .37%, respectively.

(F) Corporation owned 50.1% by a trust of which DANO is trustee and beneficiary and 49.9% by a trust of which he and his sister are co-trustees and his sister is the beneficiary.

(G)  Revocable trust of which ADD is sole trustee and beneficiary.

(H)  Private charitable foundation.

(I) Trusts of which RDD is sole trustee and RDD and his children are beneficiaries, and his wife individually.

(J) Trusts FBO grandchildren of RDD of which a non-family party is trustee.

(K) Irrevocable trusts of which DANO's sister or her son are trustees and her children and grandchildren are beneficiaries and DANO's sister's children, grandchildren and her children's spouses, individually or as custodians.

(L) Revocable trust of which DANO's mother is sole trustee and beneficiary.

(M)  Revocable trust of which DANO is sole trustee and beneficiary.

(N) Irrevocable trusts of which DANO is sole or co-trustee and he, his children and his mother-in-law and father-in-law are beneficiaries and DANO's wife and son, individually.

(O) Trusts of which DANO is sole trustee or co-trustee with his sister and his mother, his sister and her children are the beneficiaries.

(P) Irrevocable trusts of which DANO is a co-trustee and MAD's children and grandchildren are the beneficiaries.

(Q) Revocable trust of which DANO's mother-in-law is sole beneficiary and trustee.


(R) Irrevocable trust of which MAD's daughter and RDD are co-trustees and MAD's widow is the beneficiary.

(S) Revocable trust of which MAD's widow is sole trustee and beneficiary.


(T) A Revocable trust, FBO MAD's daughter, which is administered by an unaffiliated corporate trustee.

(U)  MAD's children and grandchildren, individually or as custodian.

(V) CPS <son-in-law of MAD> and CPS' wife, individually, and his wife as custodian for his children.

(W) TWD individually and a revocable trust of which TWD is sole trustee and beneficiary.

(X) Irrevocable trusts of which TWD is sole or co-trustee and TWD, his sisters and other family members are beneficiaries and TWD, his children, his son-in-law and his wife, as custodian or individually.

(Y) Revocable trust of TWD's mother of which she is sole trustee and beneficiary, and TWD's sisters and other family members, individually or as custodians.